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                                                                Exhibit 23
The Trustees of the
Diamond Technology Partners
    Incorporated 401(k) Plan:

We consent to incorporation by reference in the registration statements (No. 333-31943 and No. 333-31965) on Form S-8 of Diamond Technology Partners Incorporated of our report dated July 13, 1998, relating to the statements of net assets available for plan benefits of Diamond Technology Partners Incorporated 401(k) Plan as of December 31, 1997, and 1996, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 1997 and 1996, which report appears in the December 31, 1997 report on Form 11-K of Diamond Technology Partners Incorporated 401(k) Plan.

KPMG Peat Marwick LLP

Chicago, Illinois
July 14, 1998